Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DARA BIOSCIENCES, INC.

POINT THERAPEUTICS, INC.

AND

DP ACQUISITION CORP.

DATED AS OF OCTOBER 9, 2007

i

INDEX OF DEFINED TERMS

SECTION
Acquisition Proposal	7.6(b)
Affiliate	10.3
Agreement	Preamble
Applications	3.13(b)
Beneficial owner, beneficial ownership and beneficially own	10.3
Benefit Plans	3.15(l)
Blue Sky Laws	3.5(b)
Business Day	10.3
Certificate and Certificates	2.2(b)
Certificate of Merger	1.2
Closing	1.6
Closing Date	1.6
Cobra	3.15(f)
Code	Recitals
Confidentiality Agreement	7.2
Consulting Agreement	8.2(f)
Control, controlled by and under common control with	10.3
CSA	3.25(a)
Current Cash Reserves	3.6(c)
DARA	Preamble
DARA Benefit Plans	5.15(k)
DARA Common Stock	Recitals
DARA Commonly Controlled Entity	5.15(k)
DARA Disclosure Schedule	Article IV
DARA Environmental Claim	5.18(d)
DARA Environmental Permits	5.18(a)
DARA ERISA Plan	5.15(k)
DARA Material Contracts	5.14
DARA Patent	5.13(h)
DARA Permits	5.10
DARA Real Property	5.16
DARA Series A Preferred Stock	Recitals
DARA Series B Preferred Stock	Recitals
DARA Stock Plan	2.3(a)
DARA Stockholder Approval	5.4
DARA Stockholders Meeting	7.3(c)
DARA Subsidiary and DARA Subsidiaries	5.1
DARA Tax Returns	5.12
DEA	3.25(a)
Delaware Law	1.1
Effective Time	1.2
Encumbrance	10.3
Environmental Laws	3.18(d)(ii)

ERISA	3.15(a)
Exchange Act	3.5(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)
FDA	3.25(a)
FDCA	3.25(a)
fully diluted	10.3
GAAP	3.6(b)
Governmental Entity	3.5(b)
Hazardous Materials	3.18(d)(iii)
HIPAA	3.15(f)
Indebtedness	10.3
Initial Plan	6.2(b)
Intellectual Property	10.3
Interim Period	7.1
IRS	3.15(a)
Joint Proxy Statement/Prospectus	3.24
Loan Agreement	3.6(c)
Material Adverse Effect	10.3
Merger Consideration	2.1(a)
Merger Sub	Preamble
Merger	1.1
Multiemployer Plan	3.15(c)
Name Change	6.1(b)
Nasdaq	3.5(b)
Noncompetition Agreement	8.2(f)
Non-U.S. Applications	3.13(b)
Non-U.S. Patents	3.13(b)
Option	2.3(a)
Parachute Gross Up Payment	3.15(e)
Person	10.3
Pharmaceutical Product	3.25(a)
PHSA	3.25(a)
Point	Preamble
Point Benefit Plans	3.15(l)
Point Common Stock	Recitals
Point Commonly Controlled Entity	3.15(l)
Point Disclosure Schedule	Article III
Point Environment Permits	3.18(a)
Point Environmental Claim	3.18(d)(i)
Point ERISA Plan	3.15(l)
Point Material Contracts	3.14(a)
Point Permits	3.10
Point Patent	3.13(h)
Point Preferred Stock	3.3(a)

v

Point Real Property	3.16
Point SEC Reports	3.6(a)
Point Stock Option Plan	3.3(a)
Point Stockholder Approval	3.4
Point Stockholders Meeting	7.3(b)
Point Subsidiary and Point Subsidiaries	3.1
Point Tax Returns	3.12
reasonable efforts	10.3
Receiving Party	7.2
Registration Statement	3.24
Representatives	7.6(a)
Reverse Stock Split	6.1(b)
SEC	3.6(a)
Securities Act	3.5(b)
Subsidiary	10.3
Superior Proposal	7.6(c)
Surviving Corporation	1.1
Tax, Taxable and Taxes	10.3
Taxing Authority	10.3
Terminating Point Breach	9.1(b)
Terminating DARA Breach	9.1(c)
Treasury Regulations	Recitals
Tufts	3.13(a)
U.S. Applications	3.13(a)
U.S. Patents	3.13(a)
Warrants	2.3(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of October 9, 2007 (this “Agreement”), among DARA Biosciences, Inc., a Delaware corporation (“DARA”), Point Therapeutics, Inc., a Delaware corporation (“Point”), and DP Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Point (“Merger Sub”).

WITNESSETH:

WHEREAS, the Boards of Directors of Point and DARA deem it advisable and in the best interests of each corporation and its respective stockholders that Point and DARA engage in a business combination in order to advance the long-term strategic business interests of Point and DARA;

WHEREAS, the combination of Point and DARA shall be effected by the terms of this Agreement through a merger as outlined below;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Point and DARA have approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.001 per share, of DARA (“DARA Common Stock”), each share of Series A preferred stock, par value $0.001 per share, of DARA (“DARA Series A Preferred Stock”) and each share of Series B preferred stock, par value $0.001 per share, of DARA (“DARA Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), will be converted into the right to receive shares of common stock, $0.01 par value, of Point (“Point Common Stock”) as set forth in Section 2.1;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of DARA to enter into this Agreement, certain holders of Point Common Stock, have entered into agreements with DARA pursuant to which, among other things, such holders have agreed to vote their shares of Point Common Stock in favor of approval of the issuance of Point Common Stock in the Merger (as defined below) pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Point and Merger Sub to enter into this Agreement, certain holders of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock have entered into agreements with Point pursuant to which, among other things, such holders have agreed to vote their shares of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock in favor of approval and adoption of this Agreement; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations promulgated thereunder (the “Treasury Regulations”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (“Delaware Law”), at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into DARA (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and DARA shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly-owned subsidiary of Point.

Section 1.2. Effective Time

As promptly as practicable on the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, as required by, and executed in accordance with the relevant provisions of, Delaware Law, such certificate to be in such form as approved by each of Point and DARA prior to such filing (the time of the filing of the Certificate of Merger or the time specified therein being the “Effective Time”). The Certificate of Merger shall provide that the name of the Surviving Corporation as of and after the Effective Time will be “DARA Pharmaceuticals, Inc.”

Section 1.3. Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and DARA shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and DARA shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4. Certificate of Incorporation; Bylaws

At the Effective Time, (a) the certificate of incorporation of DARA, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of DARA, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

Section 1.5. Directors and Officers

(a) The directors of the Surviving Corporation immediately upon the effectiveness of the Merger shall be the directors of DARA immediately prior to the effectiveness of the Merger, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) The officers of the Surviving Corporation immediately upon the effectiveness of the Merger shall be the officers of DARA immediately prior to the effectiveness of the Merger, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.6. Closing

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place on or before March 31, 2008, or as promptly as practicable thereafter upon the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof (the “Closing Date”). The Closing shall take place at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607, or at such other place as agreed to in writing by the parties hereto. It is the intention of the parties that the Closing shall occur as soon as practicable after the Point Stockholders Meeting and the DARA Stockholders Meeting.

Section 1.7. Subsequent Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8. Tax Treatment of the Merger

It is intended by the parties hereto that the Merger shall constitute a reorganization of Point, Merger Sub and DARA within the meaning of Section 368(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1. Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of DARA, Merger Sub, Point or the holders of any of the securities referred to in this Section 2.1:

(a) Capital Stock. Each share of DARA Common Stock (excluding any shares described in Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive such number of shares of Point Common Stock (the “Exchange Ratio”) so that the holders of DARA Common Stock, DARA Series A Preferred Stock, DARA Series B Preferred Stock, DARA Options and DARA Warrants receiving Point Common Stock or the right to receive Point Common Stock pursuant to Section 2 hereof collectively own 96.4% of the outstanding shares of Point Common Stock, on a fully diluted basis, following the Closing. For purposes of the calculation in the preceding sentence, the 3.6% of the outstanding Point Common Stock immediately after the Effective Time that will be held by the holders of Point Common Stock immediately prior to the Effective Time shall be calculated on a fully diluted basis immediately before the Effective Time. Each share of DARA Series A Preferred Stock (excluding any shares described in Section 2.1(c)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Point Common Stock equal to (i) the number of shares of DARA Common Stock into which the shares of DARA Series A Preferred Stock are convertible immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Each share of DARA Series B Preferred Stock (excluding any shares described in Section 2.1(c)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Point Common Stock equal to (i) the number of shares of DARA Common Stock into which the shares of Series B Preferred Stock are convertible immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

The shares of Point Common Stock issuable to the holders of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock pursuant hereto, together with the amount of cash in lieu of fractional shares payable pursuant to Section 2.1(d), is sometimes referred to herein, collectively, as the “Merger Consideration”. All such shares of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holders of certificates previously evidencing such shares of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock. Each such certificate previously evidencing such shares of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock shall be exchanged for the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2 multiplied by the Exchange Ratio.

(b) Treasury Stock. All shares of capital stock of DARA held in the treasury of DARA immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

(c) Merger Sub Stock. Each share of common stock, par value $.0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) No Fractional Shares. No certificate or scrip representing any fractional shares of Point Common Stock shall be issued pursuant to Section 2.1(a), and other than the right to receive the cash payment pursuant to this Section 2.1(d), any such fractional interests shall not entitle the owner thereof to any rights as a securityholder of Point. Notwithstanding any other provision hereof, all holders of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock otherwise entitled to receive fractional shares of Point Common Stock pursuant to Section 2.1(a) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Point Common Stock to which the holder of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock would otherwise be entitled under Section 2.1(a) multiplied by the last trade price prior to the Closing Date. As promptly as possible after the determination of the amount of cash to be paid to holders of fractional interests, the Exchange Agent shall so notify Point, and Point shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to holders of such fractional interests subject to and in accordance with the terms hereof.

Section 2.2. Exchange of Certificates

(a) Exchange Agent. Promptly, and in no event later than one business day, after the Effective Time, Point shall deposit with American Stock Transfer & Trust Company or an exchange agent designated by DARA and reasonably acceptable to Point (the “Exchange Agent”), for the benefit of the former holders of shares of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock (excluding any shares described in Section 2.1(b)), for issuance and payment in accordance with this Article II (i) the shares of Point Common Stock issuable pursuant to Section 2.1(a) and (ii) cash in an amount sufficient to make payment for fractional shares under Section 2.1(d) (such shares of Point Common Stock and cash being hereinafter referred to as the “Exchange Fund”). Point shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver Point Common Stock (and cash for fractional shares) contemplated to be paid pursuant to Sections 2.1(a) and (d) out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.2(a).

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Point shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (each a “Certificate” and collectively, the “Certificates”) that immediately prior to the Effective Time evidenced outstanding shares of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock (excluding any shares described in Section 2.1(b)): (i) a form letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of Merger Consideration pursuant to Section 2.1(a) and Section 2.1(d) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(i), and such Certificate shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock which are not registered in the transfer records of DARA under the name of the Person surrendering such Certificate, a certificate representing the proper number of shares of Point Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if (x) such Certificate shall be properly endorsed or otherwise be in proper form for transfer to the Person surrendering such Certificate and requesting such issuance, (y) such Person surrendering such Certificate and requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Point Common Stock to a Person other than the registered holder of such Certificate or shall establish to the satisfaction of Point that such Taxes have been paid or are not applicable, and (z) such Person surrendering such Certificate shall, if required by Point, have such Person’s signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in Section 2.1, without any interest thereon.

(c) No Further Rights in Stock. All shares of Point Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.1 and 2.2 hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to Point, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

(d) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by DARA, on a daily basis. Any interest and other income resulting from such investments shall be paid to or as directed by DARA.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock for one hundred eighty (180) days after the Effective Time shall be delivered to Point, upon demand, and any holder of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock that have not theretofore complied with this Article II shall thereafter look only to Point for the Merger Consideration to which such holder is entitled pursuant hereto.

(f) No Liability. Neither Point nor the Surviving Corporation shall be liable to any holder of shares of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock for any Point Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding of Tax. Point or the Exchange Agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock such amounts as Point (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Point (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock in respect of whom such deduction and withholding was made by Point (or any Affiliate thereof) or the Exchange Agent.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate evidencing shares of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and, if required by Point the posting by such Person of a bond in such reasonable amount as Point may direct as indemnity against any claim that may be made against Point, the Surviving Corporation or the Exchange Agent with respect to such Certificate, Point shall cause the Exchange Agent to pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

(i) Distributions With Respect To Unexchanged DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock. No dividends or other distributions declared or made with respect to Point Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Point Common Stock such holder is entitled to receive pursuant to Section 2.1 until such holder shall surrender such Certificate. Subject to applicable law and the provisions of this Article II, following the surrender of any such Certificate there shall be paid to the record holder of the shares of Point Common Stock issued in exchange for such Certificate, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Point Common Stock.

Section 2.3. Assumption Of Obligations To Issue Stock

(a) DARA Options. As of the Effective Time, each outstanding option to purchase or acquire shares of DARA Common Stock (an “Option”) granted under DARA’s Amended and Restated 2003 Employee, Director and Consultant Stock Plan (the “DARA Stock Plan”) shall be converted into an option to acquire Point Common Stock as provided for in this Section 2.3(a). As of the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject as of the Effective Time (including the terms and conditions of the DARA Stock Plan), except that (i) each Option shall be exercisable for that number of whole shares of Point Common Stock equal to the product, rounded up to the nearest whole number, of (A) the aggregate number of shares of DARA Common Stock subject to such Option at the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the exercise price per share of Point Common Stock issuable pursuant to each Option shall be equal to the exercise price per share of DARA Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. Except for changes to the Options expressly provided for in the DARA Stock Plan by reason of the consummation of the transactions contemplated hereby, the assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights which such holders did not have as of the Effective Time, or relieve the holders of such Options of any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided for herein with respect to any Options that are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner that is consistent with continued treatment of such Options as “incentive stock options” under Section 424(a) of the Code. The DARA Stock Plan shall be assumed by Point with respect to all outstanding Options granted under the DARA Stock Plan, and no further options to purchase or acquire shares of DARA Common Stock or other awards or rights shall be granted under the DARA Stock Plan after the Effective Time. The duration and other terms of the new options provided for in this Section 2.3(a) shall be the same as the original Options except that all references to DARA shall be references to Point. Point shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Point Common Stock for delivery upon the exercise of the Options.

(b) DARA Warrants. As of the Effective Time, each outstanding warrant to purchase or acquire shares of DARA Common Stock (a “Warrant”) shall be converted into a warrant to acquire Point Common Stock as provided for in this Section 2.3(b). As of the Effective Time, each Warrant shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Warrant was subject as of the Effective Time, except that (i) each Warrant shall be exercisable for that number of whole shares of Point Common Stock equal to the product, rounded up to the nearest whole number, of (A) the aggregate number of shares of DARA Common Stock subject to such Warrant at the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the exercise price per share of Point Common Stock issuable pursuant to each Warrant shall be equal to the exercise price per share of DARA Common Stock under such Warrant at the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. Except for changes to the Warrants expressly provided for in the agreement governing such Warrant by reason of the consummation of the transactions contemplated hereby, the assumption and substitution of Warrants as provided herein shall not give the holders of such Warrants additional benefits or additional (or accelerated) rights which such holders did not have as of the Effective Time, or relieve the holders of such Warrants of any obligations or restrictions applicable to their Warrants or the shares obtainable upon exercise of the Warrants. The duration and other terms of the new Warrants provided for in this Section 2.3(b) shall be the same as the original Warrants except that all references to DARA shall be references to Point. Point shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Point Common Stock for delivery upon the exercise of the Warrants.

Section 2.4. Transfer Books

At the Effective Time, the transfer books of DARA with respect to all shares of capital stock and other securities of DARA shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of DARA. On or after the Effective Time, if any Certificates for shares of DARA Common Stock, DARA Series A Preferred Stock or DARA Series B Preferred Stock (excluding any shares described in Section 2.1(b)) are presented to the Exchange Agent, the Surviving Corporation or Point for any reason, such Certificates shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

Section 2.5. Certain Adjustments

If between the date hereof and the Effective Time, the outstanding shares of DARA Common Stock or of Point Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, other than the Reverse Stock Split (as defined below) the Exchange Ratio (and any other references herein to a price per share of Point Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF POINT

Point hereby represents and warrants to DARA, subject to the exceptions set forth in Point’s disclosure schedule (the “Point Disclosure Schedule”) (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

Section 3.1. Organization And Qualification; Subsidiaries

Each of Point and each Subsidiary (as defined below) of Point (each a “Point Subsidiary” and collectively, the “Point Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Point and each Point Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Point. Each of Point and each Point Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Point. Point has no Subsidiaries (as defined below) other than those listed in Schedule 3.1 of the Point Disclosure Schedule, each of which is wholly-owned by Point, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 3.1 of the Point Disclosure Schedule.

Section 3.2. Certificate Of Incorporation And Bylaws

Point has heretofore delivered to DARA a complete and correct copy of the certificate or articles of incorporation and the bylaws of Point and each Point Subsidiary, each as amended to the date of this Agreement. Each such certificate or articles of incorporation and bylaws is in full force and effect. Except as disclosed on Schedule 3.2 of the Point Disclosure Schedule, neither Point nor any Point Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws.

Section 3.3. Capitalization

(a) The authorized capital stock of Point consists of Seventy-Five Million (75,000,000) shares of Point Common Stock, par value $.0.01 per share, and One Million (1,000,000) shares of preferred stock, par value $.01 per share, of Point (“Point Preferred Stock”). As of August 31, 2007: (i) Thirty-Nine Million Three Hundred Eleven Thousand Five Hundred Eighty-Five (39,311,585) shares of Point Common Stock were issued and outstanding; (ii) all shares of Point Common Stock issuable upon the exercise of the options under the plans set forth in Schedule 3.3(a) of the Point Disclosure Schedule (collectively, the “Point Stock Option Plan”) have been reserved for issuance; (iii) Two-Hundred Eighteen Thousand Five Hundred Forty-Five (218,545) shares of Point Common Stock were held by Point in Point’s treasury; and (iv) no shares of Point Preferred Stock were issued or outstanding. Schedule 3.3(a) sets forth a complete and correct list, as of the date hereof, of the number of shares of Point Common Stock subject to options, including, without limitation, those subject to employee stock options or other rights to purchase or receive Point Common Stock granted under the Point Stock Option Plan, in each case including the dates of grant, exercise prices, vesting schedule and expiration dates for such options. Schedule 3.3(a) of the Point Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all convertible debt of Point, including principal amount outstanding, interest rate, due date, conversion rate and redemption terms.

(b) All outstanding shares of capital stock of Point are, and all shares which may be issued upon exercise of options under the Point Stock Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.3 and on Schedule 3.3 of the Point Disclosure Schedule, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Point, (B) any securities of Point or any Point Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of Point or any Point Subsidiary, (C) any warrants, calls, options or other rights to acquire from Point or any Point Subsidiary, and any obligation of Point or any Point Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other ownership interests in, Point or any Point Subsidiary, (ii) except as set forth in Schedule 3.3(b) of the Point Disclosure Schedule, there are no outstanding obligations of Point or any Point Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering of securities under the Securities Act, and (iii) except as contemplated in this Agreement and except as set forth in Schedule 3.3(b), Point is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

(c) Except for the option agreements under the Point Stock Option Plan and except as set forth on Schedule 3.3(c) of the Point Disclosure Schedule, neither Point nor any Point Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of or granting any preemptive or antidilutive rights with respect to, any securities of Point or any of the Point Subsidiaries that are outstanding, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise. Point does not have a “poison pill” or similar stockholder rights plan.

(d) Point represents and warrants to DARA that on the Closing Date, the aggregate number of outstanding shares of Point Common Stock on a fully diluted basis shall not exceed Forty-Six Million (46,000,000) shares.

Section 3.4. Authority

Point has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the issuance of the shares of Point Common Stock in the Merger and the adoption and approval of this Agreement by Point’s stockholders required by Delaware Law and Nasdaq rules (“Point Stockholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for Point Stockholder Approval, the execution and delivery of this Agreement by Point and the consummation by Point of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of

Point are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Point and, assuming the due authorization, execution and delivery by DARA and Merger Sub, constitutes a legal, valid and binding obligation of Point, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity. Point, as the sole stockholder of Merger Sub, has approved the Merger and this Agreement.

Section 3.5. No Conflict; Required Filings And Consents

(a) The execution and delivery of this Agreement by Point do not, and the performance by Point of its obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of Point or any Point Subsidiary, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Point or any Point Subsidiary or by which any of their respective properties or assets is bound or affected, or (iii) except as set forth in Schedule 3.5 of the Point Disclosure Schedule, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Point or any Point Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Point or any Point Subsidiary is a party or by which Point, any Point Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Point from performing its obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Point or the Merger Sub.

(b) The execution and delivery of this Agreement by Point do not, and the performance of this Agreement by Point will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, or any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), by or with respect to Point or any Point Subsidiary, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws and the National Association of Securities Dealers Automated Quotation System/Capital Market System (“Nasdaq”), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Point from performing its obligations under this Agreement in any material respect, or (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Point or the Surviving Corporation.

(c) Except as set forth on Schedule 3.5 of the Point Disclosure Schedule, the execution and delivery of this Agreement by Point does not, the performance of this Agreement by Point will not, and the consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee or officer of Point or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer, or (iii) accelerate the vesting of any stock option or of any shares of restricted stock or other securities of Point.

Section 3.6. SEC Filings; Financial Statements

(a) Point has filed all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the “SEC”) since March 19, 2002 (collectively, the “Point SEC Reports”). As of their respective filing dates, the Point SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim financial statements of Point included in the Point SEC Reports complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Point SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of Point and the Point Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Point and the Point Subsidiaries for the periods indicated, in accordance with generally accepted accounting principles in effect in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments and preparation of footnotes.

(c) As of the date of this Agreement, the aggregate amount of (i) Point’s cash on hand, plus (ii) liquid investments of Point with a maturity of three years or less ((i) and (ii) “Current Cash Reserves”) is at least Two Million Two Hundred Thousand Dollars ($2,200,000). Point owns all such Current Cash Reserves free and clear of all Encumbrances. As of the date of this Agreement, Point has no Indebtedness except as reflected in the audited consolidated financial statements of Point included in Point’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, and except for Indebtedness incurred under the Loan and Security Agreement dated as of October 9, 2007 by and between Point and DARA (the “Loan Agreement”).

(d) Except as disclosed on Schedule 3.6 of the Point Disclosure Schedule, Point has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Point’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Point in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Point’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to SEC regulation.

(e) Point has disclosed, based on its evaluation for the fiscal year ended December 31, 2006, to its outside auditors and the audit committee of its Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect Point’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in Point’s internal control over financial reporting.

Section 3.7. No Undisclosed Liabilities

Except as contemplated by this Agreement, neither Point nor any of the Point Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except liabilities or obligations set forth in the Point SEC Reports or reflected in Schedule 3.7 of the Point Disclosure Schedule.

Section 3.8. Absence Of Certain Changes Or Events

Except as contemplated by this Agreement or as set forth in the Point SEC Reports, since December 31, 2006, Point and the Point Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and except as set forth in the Point SEC Reports or on Schedule 3.8 of the Point Disclosure Schedule, there has not been (a) any Material Adverse Effect on Point, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Point’s capital stock, (c) any split, combination or reclassification of any of Point’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by Point or any Point Subsidiary to any current or former director, officer or employee of Point or any of the Point Subsidiaries of any increase in compensation, bonus or other benefits, (ii) any granting by Point or any of the Point Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, (iii) any entry by Point or any of the Point Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee, or (iv) any amendment to, or modification of, any option outstanding under the Point Stock Option Plan, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on Point, (f) any change in accounting methods, principles or practices by Point materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) any Tax election that would be reasonably likely to have a Material Adverse Effect on Point or any of its tax attributes or any settlement or compromise of any material income tax liability.

Section 3.9. Absence Of Litigation

Except as set forth on Schedule 3.9 of the Point Disclosure Schedule and except as set forth in the Point SEC Reports filed as of the date of this Agreement, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of Point, threatened against Point or any Point Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Point or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Point or any Point Subsidiary that would be reasonably likely to have a Material Adverse Effect on Point.

Section 3.10. Licenses And Permits; Compliance With Laws

Point and the Point Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from all Governmental Entities (the “Point Permits”) which are necessary for the operation of the businesses of Point and the Point Subsidiaries as presently conducted and for Point and the Point Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Point. Point and the Point Subsidiaries are in compliance with the terms of the Point Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on Point.

Section 3.11. Unlawful Payments

None of Point, any Point Subsidiary, or any officer, director, employee, agent or representative of Point or any Point Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Point or any Point Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

Section 3.12. Taxes

(a) Except as set forth on Schedule 3.12 of the Point Disclosure Schedule, Point and the Point Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by Point and the Point Subsidiaries in respect of Taxes (the “Point Tax Returns”), and all such Point Tax Returns are correct and complete in all material respects. Point and the Point Subsidiaries have paid in full all Taxes due and, in the case of Taxes accruing but not due, Point has made adequate provisions in its books and records and financial statements for such payments (other than Taxes, in each case, the failure of which to pay have not had and are not reasonably likely to have a Material Adverse Effect on Point). Point and the Point Subsidiaries have withheld all amounts required by law to be withheld from payments made to their present or former employees, contractors, officers and directors or other third parties, except where the liability for which would not have a Material Adverse Effect on Point, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth on Schedule 3.12 of the Point Disclosure Schedule: (i) there are no written assessments of, or written claims against, Point or the Point Subsidiaries with respect to Taxes that are outstanding; (ii) no Governmental Entity is conducting an examination or audit of Point or any Point Subsidiary in respect of Taxes and neither Point nor any Point Subsidiary has received written notice of any such examination or audit from any Governmental Entity; and (iii) neither Point nor any Point Subsidiary has executed or filed any written agreement extending the period of assessment or collection of any Taxes that remains outstanding and in effect.

(b) No Encumbrances exist for Taxes (other than Encumbrances for Taxes not yet due and payable or which are being contested in good faith) with respect to any of the assets or properties of Point or any Point Subsidiary.

(c) Neither Point nor any Point Subsidiary is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) Point will not be required to include in a taxable period ending after the Effective Time any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(e) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Point other than in connection with the payment of Point’s payroll taxes by a third party hired by Point.

(f) As of the date of this Agreement, the total adjusted tax basis of the assets of Point equals or exceeds the sum of any liabilities of Point.

Section 3.13. Intellectual Property

(a) Point is either the sole assignee at the PTO or is the exclusive licensee of each of the patents listed under the heading “U.S. Patents of Point” on Schedule 3.13 of the Point Disclosure Schedule (the “U.S. Patents”) and each of the patent applications listed under the heading “U.S. Patent Applications of Point” on Schedule 3.13 of the Point Disclosure Schedule (the “U.S. Applications”), and the U.S. Patents and U.S. Applications include all United States and foreign patents and patent applications owned by Point. Point owns or is the exclusive licensee of 21 issued U.S. Patents and 14 pending U.S. Applications. There are no claims by others (excluding the ownership claims of Tufts University a/k/a Trustees of Tufts College (“Tufts”)) to the U.S. Patents or U.S. Applications whose WGS Reference Numbers as listed on Schedule 3.13 of the Point Disclosure Schedule begin with I0254 and the U.S. Government’s “march-in” rights with respect to U.S. Patents or U.S. Applications claiming inventions developed with federal funds) to any ownership interest or lien with respect to any of the U.S. Patents or U.S. Applications. None of the U.S. Patents is the subject of an interference, reexamination, reissue examination or declaratory action. None of the U.S. Applications is the subject of an appeal or final rejection.

(b) Point is either the sole assignee at the appropriate foreign office or the exclusive licensee of each of the 68 foreign patents listed under the heading “Non-U.S. Patents of Point” on Schedule 3.13 of the Point Disclosure Schedule (the “Non-U.S. Patents”) (collectively, the U.S. Patents and Non-U.S. Patents are referred to herein as the “Patents”) and each of the 54 foreign patent applications listed under the heading “Non-U.S. Patent Applications of Point” on Schedule 3.13 of the Point Disclosure Schedule (the “Non-U.S. Applications”) (collectively, the U.S. Applications and the Non-U.S. Applications are referred to herein as the “Applications”). There are no claims by others (excluding the ownership claims of Tufts to the Non-U.S. Patents or Non-U.S. Applications whose WGS Reference Numbers as listed on Schedule 3.13 of the Point Disclosure Schedule with I0254 and the U.S. Government’s “march-in” rights with respect to Non-U.S. Patents or Non-U.S. Applications claiming inventions developed with federal funds) to any ownership interest or lien with respect to any of such Non-U.S. Patents or Non-U.S. Applications. None of the Non-U.S. Patents is the subject of an opposition, national invalidation proceeding, or national court proceeding. None of the Non-U.S. Applications is the subject of an appeal or final rejection.

(c) Except as set forth on Schedule 3.13 of the Point Disclosure Schedule, Point does not lack or will be able to obtain rights to all Intellectual Property necessary to the conduct of its business as now or proposed to be conducted by Point as described in the Point SEC Reports as of the date of this Agreement. There are no facts that (a) would preclude Point from having clear title to the Patents and Applications whose WGS Reference Numbers as listed on Schedule 3.13 of the Point Disclosure Schedule begin with I0248, or (b) would lead Point to conclude that any of the Patents are invalid or unenforceable.

(d) There are no material defects of form in the preparation, filing or prosecution of the Applications on behalf of itself or Tufts, as applicable. Point, Point’s patent counsel, and, to such counsel’s knowledge, the patent counsel of Tufts have complied with the PTO duty of candor and disclosure before the PTO for each of the U.S. Patents and U.S. Patent Applications.

(e) There is no pending or threatened notification, action, suit, proceeding or claim by governmental authorities or others that Point is infringing or otherwise violating any patents, trademarks, trade secrets or other intellectual property that is not owned or licensed by Point.

(f) There is no pending or threatened action, suit, proceeding or claim by governmental authorities or others challenging the validity, enforceability or scope of the Applications or Patents, other than the patent application proceedings themselves.

(g) There is no infringement on the part of others of the Patents, Applications or trademarks of Point or the misappropriation on the part of others of any trade secrets, know-how or other proprietary rights of Point.

(h) Except as set forth on Schedule 3.13 of the Point Disclosure Schedule, there are no United States, European Patent Convention or Japanese patent rights of others which are or would be infringed by Point’s products or applications of Point’s products.

Section 3.14. Material Contracts

(a) All of the agreements filed as an exhibit to the Point SEC Reports which remain in full force and effect and all of the agreements that would have been required to be filed as an exhibit to the Point SEC Reports if any such agreements have been entered into as of the date of filing of any such Point SEC Report (collectively “Point Material Contracts”) are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither Point nor any Point Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Point Material Contract, except defaults which would not reasonably be expected to have a Material Adverse Effect on Point. True and complete copies of all Point Material Contracts have been made available to DARA.

(b) Except as disclosed on Schedule 3.14 of the Point Disclosure Schedule, neither Point nor any Point Subsidiary has entered into any agreement which would have been required to be filed as an exhibit to the Point SEC Reports. Each of such agreements is valid and in full force and effect on the date hereof, and neither Point nor any Point Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such agreement, except defaults which would not reasonably be expected to have a Material Adverse Effect on Point.

Section 3.15. Employee Benefit Plans

(a) Schedule 3.15 of the Point Disclosure Schedule sets forth a list of all Point Benefit Plans (as defined below). Each Point Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (“IRS”) to be so qualified or has a document issued by the IRS confirming such qualification, and no circumstances exist that could reasonably be expected by Point to result in the revocation of any such determination. Each Point Benefit Plan is in compliance with the applicable terms, if any, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and any other applicable laws, rules and regulations, except where the breach or violation of which would not result in a Material Adverse Effect on Point.

(b) Neither Point nor any Point Controlled Common Entity has ever sponsored or contributed to a defined benefit pension plan that is subject to the funding obligations of Title IV of ERISA.

(c) No Point Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). Neither Point nor any Point Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by Point or any Point Commonly Controlled Entity.

(d) Except as set forth in Schedule 3.15(d) of the Point Disclosure Schedule, no amount (whether in cash or property or the vesting of property) that could be received by, or benefit provided to, any officer, director or employee of Point or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulations Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in Schedule 3.15(d) of the Point Disclosure Schedule, no such Person is entitled to receive any additional payment from Point, the Surviving Corporation or any other Person (a “Parachute Gross Up Payment”) in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. Except as set forth in Schedule 3.15(d) of the Point Disclosure Schedule, the Board of Directors of Point has not granted to any officer, director or employee of Point or any Point Subsidiary any right to receive any Parachute Gross Up Payment.

(e) (i) all required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions), have been filed or distributed appropriately with respect to each Point Benefit Plan, and (ii) the requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code (“Cobra”) and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) have been met with respect to each Point Benefit Plan.

(f) No Point Benefit Plan is an ESOP or otherwise invests in “employer securities” (as such term is defined in Section 409(l) of the Code).

(g) Point has made all contributions and other payments required by and due under the terms of each Point Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Point Benefit Plan that will increase Point’s or any Point Commonly Controlled Entity’s obligation under any Point Benefit Plan.

(h) No Point Benefit Plan is a “qualified foreign plan” (as such term is defined in Section 404A of the Code), and no Point Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

(i) No Point Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of Point or any Point Common Controlled Entity other than benefits required pursuant to Cobra.

(j) No “pension plan”, as such term is defined in Section 3(2) of ERISA, maintained by Point or an Point Commonly Controlled Entity, has been frozen or terminated in the last three (3) calendar years.

(k) As used herein: (i) “Benefit Plans” means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other incentive plans or agreements, all other employee programs, arrangements or agreements and all other employee benefit plans or fringe benefit plans, including, without limitation, all “employee benefit plans” as that term is defined in Section 3(3) of ERISA; (ii) “Point Benefit Plans” mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Point or any Point Commonly Controlled Entity for the benefit of present or former employees or directors of Point and of each Point Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; (iii) “Point Commonly Controlled Entity” means an entity required to be aggregated with Point which is a member of the “controlled group of corporations” which includes Point within the meaning of Section 414(b), (c) or (m) of the Code; and (iv) “Point ERISA Plan” means any Point Benefit Plan which is an “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA.

Section 3.16. Properties; Assets

Except as disclosed in the Point SEC Reports or as described in clause (c) below or as set forth on Schedule 3.16 of the Point Disclosure Schedule: (a) neither Point nor any Point Subsidiary owns or leases any real property; (b) each of Point and the Point Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by Point or a Point Subsidiary (the “Point Real Property”) and all other properties and assets reflected in the consolidated balance sheet of Point at December 31, 2006, included in Point’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006; and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Point and the Point Subsidiaries thereon.

Section 3.17. Labor Relations

Neither Point nor any Point Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Point or any Point Subsidiary. Point and each Point Subsidiary is in compliance with all laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on Point.

Section 3.18. Environmental Matters

(a) Except as disclosed on Schedule 3.18(a) of the Point Disclosure Schedule: (i) Point and each Point Subsidiary are and have been at all times in compliance in all material respects with all applicable Environmental Laws (as defined below); (ii) neither Point nor any Point Subsidiary has received any written communication that alleges that Point or any Point Subsidiary is not in compliance with applicable Environmental Laws; (iii) all material permits and other governmental authorizations currently held by Point and each Point Subsidiary pursuant to the Environmental Laws that are required for the occupation of their facilities and the operations of their businesses (“Point Environmental Permits”) are in full force and effect, Point and each Point Subsidiary are and have been at all times in compliance in all material respects with all of the terms of such Point Environmental Permits, and no other permits or other governmental authorizations are required by Point or any Point Subsidiary for the conduct of their respective businesses, except where the failure to obtain such permits or government authorizations would not reasonably be expected to result in a Material Adverse Effect on Point; and (iv) the management, handling, storage, transportation, treatment, and disposal by Point and each Point Subsidiary of any Hazardous Materials (as defined below) is and has been at all times in compliance in al material respects with all applicable Environmental Laws.

(b) To the knowledge of Point, there is no Point Environmental Claim (as defined below) pending or, to the knowledge of Point, threatened against or involving Point, any of the Point Subsidiaries or against any Person whose liability for any Environmental Claim Point or any of the Point Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c) Except for matters which would not have a Material Adverse Effect on Point, to the knowledge of Point, there are no past or present actions or activities by Point, any Point Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Point Environmental Claim against Point or any Point Subsidiary or against any Person whose liability for any Point Environmental Claim Point or any Point Subsidiary may have retained or assumed either contractually or by operation of law.

(d) As used herein, these terms shall have the following meanings:

(i) “Point Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging any material liabilities or potential material liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by Point or any Point Subsidiary or other circumstances forming the basis of any material violation or alleged material violation of any Environmental Law.

(ii) “Environmental Laws” means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

(iii) “Hazardous Materials” means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as “hazardous substances”, “toxic substances”, “radioactive materials, including sources of ionizing and nonionizing radiation”, “petroleum products or wastes” or other similar designations in, or otherwise subject to regulation under, any Environmental Law.

Section 3.19. Insurance

Except as disclosed on Schedule 3.19 of the Point Disclosure Schedule, Point and the Point Subsidiaries maintain insurance policies which: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of Point’s management, considering Point and the Point Subsidiaries’ properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither Point nor any of the Point Subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

Section 3.20. Board Approval; Vote Required

The Board of Directors of Point has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Point and its stockholders and has resolved to recommend to such stockholders that they vote in favor of this Agreement, and approve the issuance of Point Common Stock pursuant to this Agreement. The affirmative vote at the Point Stockholders Meeting of the holders of a majority of all outstanding shares of Point Common Stock (a) is a condition to the approval of the Point Common Stock to be issued pursuant hereto for listing on the Nasdaq, the effectiveness of the Reverse Stock Split and the Name Change, and (b) is the only vote of the holders of any class or series of Point’s capital stock necessary to approve the Reverse Stock Split (as defined herein), the Name Change (as defined herein) and the issuance of the Point Common Stock pursuant to the Merger.

Section 3.21. Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Point.

Section 3.22. Tax Matters

Neither Point nor Merger Sub has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code, including, without limitation, any actions or transactions that would cause the Merger to fail to satisfy the continuity of business enterprise or continuity of interest requirements set forth in Treasury Regulations Sections 1.368-1(d) and 1.368-1(e), respectively.

Section 3.23. Registration Statement; Joint Proxy Statement/Prospectus

The information supplied by Point or required to be supplied by Point (except to the extent revised or superseded by amendments or supplements) for inclusion or incorporation by reference in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Point Common Stock to be issued in the Merger will be registered under the Securities Act (including any amendments or supplements, the “Registration Statement”) shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC, is amended or supplemented or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Point or required to be supplied by Point (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to Point Stockholders Meeting and the DARA Stockholders Meeting (such joint proxy statement, together with the prospectus relating to the shares of Point Common Stock to be issued in the Merger, in each case as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Point’s stockholders and DARA’s stockholders, at the time of the Point Stockholders Meeting and the DARA Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Point for the Point Stockholders Meeting or by or on behalf of DARA for the DARA Stockholders Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, Point makes no representation, warranty or covenant with respect to any information supplied or required to be supplied solely by DARA which is contained in or omitted from any of the foregoing documents.

Section 3.24. Regulatory Compliance

(a) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (the “FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”), or the Public Health Services Act, as amended (“PHSA”), and the regulations thereunder, and each product subject to the jurisdiction of the Drug Enforcement Administration (“DEA”) under the Controlled Substances Act, as amended, and Controlled Substances Import and Export Act, as amended (“CSA”), and the regulations under each of the foregoing (each such product, a “Pharmaceutical Product”) that is or has been manufactured, packaged, labeled, sold, distributed, marketed, and/or tested by or on behalf of Point or any Point Subsidiary, such Pharmaceutical Product is being or was manufactured, packaged, labeled, sold, distributed, marketed, and/or tested by Point or any Point Subsidiary in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules, regulations, and guidelines except where the failure to be in compliance would not have a Material Adverse Effect on Point. Except as disclosed in the Point SEC Reports or as set forth in Schedule 3.24 of the Point Disclosure Schedule, none of Point or any Point Subsidiary has received any notice, warning letter or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, approval, use, distribution, manufacturing, testing, sale, labeling, or promotion of any Pharmaceutical Product described in this Section 3.24 or (ii) otherwise alleging any violation of any laws, rules, regulations, or guidelines by Point or any Point Subsidiary, and which would have a Material Adverse Effect on Point or any Pharmaceutical Product.

(b) Except as set forth on Schedule 3.24 of the Point Disclosure Schedule, since January 1, 2004, no Pharmaceutical Products of Point or any Point Subsidiary have been recalled, withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by Point or any Point Subsidiary in the United States or outside the United States (whether voluntarily or otherwise) which would have a Material Adverse Effect on Point.

(c) Neither Point nor any Point Subsidiary, nor any officer, employee or agent of Point or any Point Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Point nor any Point Subsidiary nor any officer, employee or agent of Point or any Point Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

(d) Except as set forth on Schedule 3.24 of the Point Disclosure Schedule, since March 19, 2002, neither Point nor any Point Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension of, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of Point or any Point Subsidiary, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by Point or any Point Subsidiary, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree of Permanent Injunction with Point or any Point Subsidiary which would have a Material Adverse Effect on Point.

(e) Point and each of the Point Subsidiaries are not in violation of and are in compliance with, all applicable laws, rules, regulations, and guidelines regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312, except where the failure to be in compliance would not have a Material Adverse Effect on Point. Each clinical trial with respect to Pharmaceutical Products of Point and each of the Point Subsidiaries has been conducted in accordance with its clinical trial protocol and Point or one of the Point Subsidiaries has filed all required notices (and made available to DARA copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and Point or one of the Point Subsidiaries has filed all required notices of any such occurrence, except where the failure to be in compliance with the protocol or relevant reporting requirements would not have a Material Adverse Effect on Point.

(f) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of Point or one of the Point Subsidiaries.

(g) Point has provided or made available to DARA all documents in its possession or the possession of the Point Subsidiaries concerning communication to or from the FDA or DEA, or prepared by the FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub represents and warrants to DARA as follows:

Section 4.1. Organization And Qualification

Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.2. Certificate Of Incorporation And Bylaws

Merger Sub has heretofore made available to DARA a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.3. Authority

Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not reasonably be likely to have a Material Adverse Effect on Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Point and DARA, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

Section 4.4. No Conflict; Required Filings And Consents

(a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

(b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state takeover laws, the Nasdaq and the FDA, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5 of the Point Disclosure Schedule, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii)

where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DARA

DARA represents and warrants to Point and Merger Sub, subject to the exceptions set forth herein and in DARA’s disclosure schedule (the “DARA Disclosure Schedule”) (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

Section 5.1. Organization And Qualification; Subsidiaries

Each of DARA and each Subsidiary of DARA (each a “DARA Subsidiary” and collectively, the “DARA Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of DARA and each DARA Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on DARA. Each of DARA and each DARA Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on DARA. DARA has no Subsidiaries other than those listed in Schedule 5.1 of the DARA Disclosure Schedule, each of which is wholly-owned by DARA, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 5.1 of the DARA Disclosure Schedule.

Section 5.2. Certificate Of Incorporation And Bylaws

DARA has heretofore delivered to Point a complete and correct copy of the certificate of incorporation and the bylaws of DARA and each DARA Subsidiary, each as amended to date. Each certificate of incorporation and bylaws is in full force and effect. Neither DARA nor any DARA Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 5.3. Capitalization

(a) The authorized capital stock of DARA consists of Forty Million (40,000,000) shares of DARA Common Stock and Twenty-Five Million (25,000,000) shares of preferred stock, Five

Million (5,000,000) of which have been designated as Series A preferred stock and Eight Million Five Hundred Thousand (8,500,000) of which have been designated as Series B preferred stock. As of the date hereof: (i) Fourteen Million Eighty-Seven Thousand Eight Hundred Twenty-Four (14,087,824) shares of DARA Common Stock were issued and outstanding, and Five Million (5,000,000) shares of DARA Series A Preferred Stock and Six Million Three Hundred Fifty Thousand Three Hundred Thirty-Three (6,350,333) shares of DARA Series B Preferred Stock were issued and outstanding; (ii) all shares of DARA Common Stock issuable upon the exercise of outstanding employee stock options or other rights to purchase or receive DARA Common Stock granted under the DARA Stock Plan have been reserved for issuance; and (iii) no shares of DARA Common Stock were held by DARA in DARA’s treasury. Schedule 5.3 of the DARA Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number of shares of DARA Common Stock subject to employee stock options or other rights to purchase or receive DARA Common Stock granted under the DARA Plan, the dates of grant and exercise prices thereof.

(b) All outstanding shares of capital stock of DARA are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes resulting from the issuance of shares of DARA Common Stock pursuant to the DARA Stock Plan or as expressly permitted by this Agreement, as of the date hereof (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of DARA, (B) any securities of DARA or any DARA Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in DARA or any DARA Subsidiary, (C) any warrants, calls, options or other rights to acquire from DARA or any DARA Subsidiary, and any obligation of DARA or any DARA Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, DARA or any DARA Subsidiary, except for warrants to purchase an aggregate of Five Hundred Seventy-Seven Thousand Two Hundred Seventy-Four (577,274) shares of DARA Common Stock, the material terms of which are set forth in Schedule 5.3 of the DARA Disclosure Schedule, (ii) there are no outstanding obligations of DARA or any DARA Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering under the Securities Act and (iii) except as contemplated in this Agreement, DARA is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

(c) Except as described in Schedule 5.3 of the DARA Disclosure Schedule, as of the date hereof, neither DARA nor any DARA Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, or granting any preemptive or antidilutive rights with respect to, any securities of DARA or any DARA Subsidiary that are outstanding as of the date hereof, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise. DARA does not have a “poison pill” or similar stockholders rights plan.

(d) DARA represents and warrants to Point that on the Closing Date, the aggregate number of outstanding shares of DARA Common Stock on a fully diluted basis shall not exceed Thirty Million Forty-Eight Thousand Six Hundred Thirty-One (30,048,631) shares.

Section 5.4. Authority

DARA has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the stockholders of DARA (the “DARA Stockholder Approval”) of the adoption and approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for (i) the DARA Stockholder Approval, (ii) the approval of a majority of the shares of DARA Series A Preferred Stock to convert the shares of DARA Series A Preferred Stock to shares of DARA Common Stock prior to the Effective Time, and (iii) the approval of a majority of the shares of DARA Series A Preferred Stock and the shares of DARA Series B Preferred Stock, voting as a single class, to convert the shares of DARA Series B Preferred Stock to shares of DARA Common Stock prior to the Effective Time, the execution and delivery of this Agreement by DARA and the consummation by DARA of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of DARA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by DARA and, assuming the due authorization, execution and delivery by Point, constitutes a legal, valid and binding obligation of DARA, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

Section 5.5. No Conflict; Required Filings And Consents

(a) The execution and delivery of this Agreement by DARA do not, and the performance by DARA of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of DARA, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to DARA or any DARA Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) except as set forth in Schedule 5.5 of the DARA Disclosure Schedule, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of DARA or any DARA Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DARA or any DARA Subsidiary is a party or by which DARA, any DARA Subsidiary or any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent DARA from performing its obligations under this Agreement in any material respect, and (B) have not and would not be reasonably likely to have a Material Adverse Effect on DARA.

(b) The execution and delivery of this Agreement by DARA does not, and the performance of this Agreement by DARA will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to DARA, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act and state takeover laws, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5 of the DARA Disclosure Schedule, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent DARA from performing its obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on DARA or the Surviving Corporation.

(c) Except as set forth on Schedule 3.5 of the DARA Disclosure Schedule, the execution and delivery of this Agreement by DARA does not, the performance of this Agreement by DARA will not, and the consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee or officer of DARA or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer, or (iii) accelerate the vesting of any stock option or of any shares of restricted stock or other securities of DARA.

Section 5.6. Financial Statements

DARA has provided to Point copies of its audited consolidated financial statements for the two-year period ended December 31, 2006 and its unaudited interim financial statements for the six-month period ended June 30, 2007, which complied in all material respects with applicable accounting requirements and present fairly in all material respects the consolidated financial position of DARA and the DARA Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of DARA and the DARA Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein), subject in the case of interim financial statements to normal year-end adjustments.

Section 5.7. No Undisclosed Liabilities

Neither DARA nor any of the DARA Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except liabilities or obligations reflected in the audited consolidated financial statements of DARA for the fiscal year ended December 31, 2006 or the unaudited financial statements of DARA for the six months ended June 30, 2007 or on Schedule 5.7 of the DARA Disclosure Schedule.

Section 5.8. Absence Of Certain Changes Or Events

Since December 31, 2006, DARA and the DARA Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and except as set forth on Schedule 5.8 of the DARA Disclosure Schedule, there has not been (a) any Material Adverse Effect on DARA, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of DARA’s capital stock, (c) any split, combination or reclassification of any of DARA’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by DARA or any DARA Subsidiary to any current or former director, officer or employee of DARA or any of the DARA Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice, (ii) any granting by DARA or any of the DARA Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, (iii) any entry by DARA or any of the DARA Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee or (iv) any amendment to, or modification of, any option outstanding under the DARA Stock Plan, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on DARA, (f) any change in accounting methods, principles or practices by DARA materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) any Tax election that would be reasonably likely to have a Material Adverse Effect on DARA or any of its tax attributes or any settlement or compromise of any material income tax liability.

Section 5.9. Absence Of Litigation

Except as set forth on Schedule 5.9 of the DARA Disclosure Schedule and except as set forth in DARA’s financial statements for the fiscal year ended December 31, 2006 or DARA’s unaudited financial statements at and as of June 30, 2007, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to DARA’s knowledge, threatened against DARA or any DARA Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on DARA or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against DARA or any DARA Subsidiary that would be reasonably likely to have a Material Adverse Effect on DARA.

Section 5.10. Licenses And Permits; Compliance With Laws

DARA and the DARA Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from Governmental Entities (the “DARA Permits”) which are necessary for the operation of the businesses of DARA and the DARA Subsidiaries as presently conducted and for

DARA and the DARA Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on DARA. DARA and the DARA Subsidiaries are in compliance with the terms of the DARA Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on DARA.

Section 5.11. Unlawful Payments

None of DARA, any DARA Subsidiary, or any officer, director, employee, agent or representative of DARA or any DARA Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of DARA or any DARA Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

Section 5.12. Taxes

(a) DARA and the DARA Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by DARA and the DARA Subsidiaries in respect of Taxes (the “DARA Tax Returns”), and all such DARA Tax Returns are correct and complete in all material respects. DARA and the DARA Subsidiaries have paid in full all Taxes due and, in the case of Taxes accruing but not due, DARA has made adequate provision in its books and records and financial statements for such payments (other than Taxes, in each case, the failure of which to pay have not had and are not reasonably likely to have a Material Adverse Effect on DARA). DARA and the DARA Subsidiaries have withheld all amounts required by law to be withheld from payments made to their present or former employees, contractors, officers and directors, creditors or other third parties, except where the liability for which would not have a Material Adverse Effect on DARA, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth on Schedule 5.12 of the DARA Disclosure Schedule: (i) there are no written assessments of, or written claims against, DARA or any DARA Subsidiaries with respect to Taxes that are outstanding; (ii) no Governmental Entity is conducting an examination or audit of DARA or any DARA Subsidiary in respect of Taxes and neither DARA nor any DARA Subsidiary has received written notice of any such examination or audit from any Governmental Entity; and (iii) neither DARA nor any DARA Subsidiary has executed or filed any written agreement extending the period of assessment or collection of any Taxes that remains outstanding and in effect.

(b) No Encumbrances exist for Taxes (other than Encumbrances for Taxes not yet due and payable or which are being contested in good faith) with respect to any of the assets or properties of DARA or any DARA Subsidiary.

(c) Neither DARA nor any DARA Subsidiary is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of DARA.

Section 5.13. Intellectual Property

(a) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DARA and except as disclosed in Schedule 5.13 of the DARA Disclosure Schedule: (a) DARA and each DARA Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of DARA, the use of any Intellectual Property by DARA and DARA Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which DARA or any DARA Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of DARA, no Person is challenging, infringing on or otherwise violating any right of DARA or any DARA Subsidiary with respect to any Intellectual Property owned by and/or licensed to DARA or any DARA Subsidiary; and (d) neither DARA nor any DARA Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by DARA and DARA Subsidiaries; and (e) to the knowledge of DARA, no Intellectual Property owned and/or licensed by DARA or DARA Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(b) Each item of Intellectual Property owned or used by DARA or a DARA Subsidiary immediately prior to the Closing hereunder will be owned or available for use by DARA or a DARA Subsidiary, as the case may be, on identical terms and conditions immediately subsequent to the Closing hereunder. DARA and each DARA Subsidiary has taken all commercially reasonable actions to maintain and protect each item of Intellectual Property that it owns or uses. Each agreement, instrument or arrangement to which DARA and each DARA Subsidiary is a party and which relates or pertain to Intellectual Property shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement.

(c) All maintenance, registration and renewal fees necessary to preserve the rights of DARA and each DARA Subsidiary in connection with any Intellectual Property owned by it have been paid in a timely manner, and there are no actions that must be taken by DARA or a DARA Subsidiary within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing with the United States Patent and Trademark Office or such other appropriate U.S. or foreign office or similar administrative agency of documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any rights in the registered or applied-for Intellectual Property owned or registered by DARA or a DARA Subsidiary.

(d) DARA and each DARA Subsidiary have delivered to Point correct and complete copies of all patents and patent applications, trademark registrations (whether federal or state), copyright registrations and other registrations (including, but not limited to, domain name registrations) that have been issued to DARA and each DARA Subsidiary with respect to any Intellectual Property owned by DARA or a DARA Subsidiary.

(e) Neither DARA nor any DARA Subsidiary have entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements that: (i) restrict its right to use any Intellectual Property; (ii) restrict the business of it in order to accommodate a third Person’s Intellectual Property rights; (iii) permit third parties to use any of its Intellectual Property; or (iv) reasonably would be expected to provide any third party a defense to patent infringement in connection with any of its Intellectual Property.

(f) All Intellectual Property developed by and belonging to DARA and each DARA Subsidiary, which has not been patented but that which, in accordance with pharmaceutical industry standards, by its nature would be reasonably required to be kept confidential, including without limitation all trade secrets, has been kept confidential so as, among other things, all such information may be deemed proprietary to DARA and each DARA Subsidiary, as the case may be. Each Person (including any current and former employee of or consultant to DARA and each DARA Subsidiary) who has contributed to or participated in research and development activities of DARA or a DARA Subsidiary will not, after giving effect to the transactions contemplated by this Agreement, own or retain any rights to use any Intellectual Property owned by DARA or a DARA Subsidiary.

(g) DARA and each DARA Subsidiary has not utilized any Intellectual Property owned or invented by any of its employees (or people it currently intends to hire, if any) made prior to their employment by DARA and each DARA Subsidiary.

(h) To the knowledge of DARA and each DARA Subsidiary, each claim in a patent used or owned by DARA or a DARA Subsidiary (a “DARA Patent”): (i) is valid, subsisting and enforceable; (ii) there is no basis for a claim that any granted patent claim is not valid, subsisting and enforceable; (iii) all maintenance fees have been paid, which are payable to date for each DARA Patent; and (iv) none of the DARA Patents have been abandoned. All assignment of rights necessary to vest full and complete ownership of the DARA Patents in DARA or a DARA Subsidiary, as the case may be, have been executed by all inventors and correctly recorded in the United States Patent and Trademark Office. DARA and each DARA Subsidiary is not aware of any inventorship disputes regarding any DARA Patent or patent applications.

Section 5.14. Material Contracts

Schedule 5.14 of the DARA Disclosure Schedule sets forth all of DARA’s material contracts (collectively, the “DARA Material Contracts”). All of the DARA Material Contracts remain in full force and effect and are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and neither DARA nor any DARA Subsidiary has (or has any knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any DARA Material Contract, except defaults which would not reasonably be expected to have a Material Adverse Effect on DARA.

Section 5.15. Employee Benefit Plans

(a) Schedule 5.15 of the DARA Disclosure Schedule sets forth a list of all DARA Benefit Plans (as defined below). Each DARA Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified or has a document issued by the IRS confirming such qualification, and no circumstances exist that could reasonably be expected by DARA to result in the revocation of any such determination. Each DARA Benefit Plan is in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, except where the breach or violation of which would not result in a Material Adverse Effect on DARA.

(b) Except as provided in Schedule 5.15(b) of the DARA Disclosure Schedule, no DARA ERISA Plan which is a defined benefit pension plan has any “unfunded current liability”, as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan’s “benefit liabilities”, as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements and the assets of each such plan are sufficient to satisfy plan liabilities on a termination basis.

(c) No DARA Benefit Plan is or has been a Multiemployer Plan. Neither DARA nor any DARA Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by DARA or any DARA Commonly Controlled Entity.

(d) DARA has furnished or made available to Point complete copies, as of the date hereof, of all of DARA Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and copies of all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, including a summary of such plans that have not been reduced to writing. DARA has furnished or made available to Point complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning DARA Benefit Plans. DARA has provided to Point a written summary of any DARA Benefit Plan that has not been reduced to writing.

(e) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each DARA Benefit Plan. The requirements of Cobra and HIPAA have been met with respect to each DARA Benefit Plan.

(f) No DARA Benefit Plan is an ESOP or otherwise invests in “employer securities” (as such term is defined in Section 409(l) of the Code).

(g) DARA has made all contributions and other payments required by and due under the terms of each DARA Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any DARA Benefit Plan that will increase DARA’s or any DARA Commonly Controlled Entity’s obligation under any DARA Benefit Plan.

(h) No DARA Benefit Plan is a “qualified foreign plan” (as such term is defined in Section 404A of the Code), and no DARA Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

(i) No DARA Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of DARA or any DARA Common Controlled Entity other than benefits required pursuant to Cobra.

(j) No “pension plans”, as such term is defined in Section 3(2) of ERISA, maintained by DARA or an DARA Commonly Controlled Entity, have been frozen or terminated in the last three (3) calendar years.

(k) As used herein: (i) “DARA Benefit Plans” mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by DARA or any DARA Commonly Controlled Entity for the benefit of present or former employees or directors of DARA and of each DARA Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; (ii) “DARA Commonly Controlled Entity” means an entity required to be aggregated with DARA which is a member of the “controlled group of corporations” which includes DARA within the meaning of Section 414(b), (c) or (m) of the Code; and (iii) “DARA ERISA Plan” means any DARA Benefit Plan which is an “employee pension benefit plan”, as that term is defined in Section 3(2) of ERISA.

Section 5.16. Properties; Assets

Except as disclosed in the Schedule 5.16 of the DARA Disclosure Schedule and as described in clause (c) below: (a) neither DARA nor any DARA Subsidiary owns or leases any real property; (b) each of DARA and the DARA Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by DARA or a DARA Subsidiary (the “DARA Real Property”) and all other properties and assets reflected in the consolidated balance sheet of DARA at December 31, 2006; and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of DARA and the DARA Subsidiaries thereon. Except as set forth in Schedule 5.16 of the DARA Disclosure Schedule, DARA and the DARA Subsidiaries have obtained owner’s title insurance on all of the DARA Real Property owned by DARA or any DARA Subsidiary, in each case insuring good and marketable fee simple title to such DARA Real Property, in an amount at least equal to the aggregate value of such DARA Real Property together with all improvements thereon as of the date of issuance of such title insurance policy.

Section 5.17. Labor Relations

Neither DARA nor any DARA Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of DARA or any DARA Subsidiary. DARA and each DARA Subsidiary is in compliance in all material respects with all laws relating to employment or the workplace, including without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on DARA.

Section 5.18. Environmental Matters

(a) Except as disclosed on Schedule 5.18(a) of the DARA Disclosure Schedule: (i) DARA and each DARA Subsidiary are and have been at all times in compliance in all material respects with all applicable Environmental Laws; (ii) neither DARA nor any DARA Subsidiary has received any written communication that alleges that DARA or any DARA Subsidiary is not in compliance with applicable Environmental Laws; (iii) all material permits and other governmental authorizations currently held by DARA and each DARA Subsidiary pursuant to the Environmental Laws that are required for the occupation of their facilities and the operation of their businesses (“DARA Environmental Permits”) are in full force and effect, and DARA and each DARA Subsidiary are and have been at all times in compliance in all material respects with all of the terms of such DARA Environmental Permits, and no other permits or other governmental authorizations are required by DARA or any DARA Subsidiary for the conduct of their respective businesses except where the failure to obtain such permits or government authorizations would not reasonably be expected to result in a Material Adverse Effect on DARA; and (iv) the management, handling, storage, transportation, treatment, and disposal by DARA and each DARA Subsidiary of any Hazardous Materials is and has been in compliance in all material respects with all applicable Environmental Laws.

(b) Except as disclosed on Schedule 5.18(b) of the DARA Disclosure Schedule, there is no DARA Environmental Claim (as defined below) pending or, to the knowledge of DARA, threatened against or involving DARA or any of the DARA Subsidiaries or against any Person whose liability for any DARA Environmental Claim DARA or any of the DARA Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c) To the knowledge of DARA, there are no past or present actions or activities by DARA, any DARA Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any DARA Environmental Claim against DARA or any DARA Subsidiary or against any Person whose liability for any DARA Environmental Claim DARA or any DARA Subsidiary may have retained or assumed either contractually or by operation of law.

(d) As used herein, “DARA Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging any material liability or potential material liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by DARA or any DARA Subsidiary or other circumstances forming the basis of any material violation or alleged material violation of any Environmental Law.

Section 5.19. Insurance

DARA and the DARA Subsidiaries maintain insurance which: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of DARA’s Board of Directors, considering DARA and DARA Subsidiaries’ properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither DARA nor any of the DARA Subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

Section 5.20. Board Approval; Vote Required

The Board of Directors of DARA has determined that the transactions contemplated by this Agreement are advisable and in the best interests of DARA and its stockholders and has resolved to recommend to such stockholders that they adopt and approve this Agreement. The affirmative vote at the DARA Stockholders Meeting of the holders of a majority of all outstanding shares of DARA Common Stock, DARA Series A Preferred Stock and DARA Series B Preferred Stock, voting as a single class on an as converted to DARA Common Stock basis, is the only vote of the holders of any class or series of DARA’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 5.21. Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DARA.

Section 5.22. Tax Matters

DARA has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code, including, without limitation, any actions or transactions that would cause the Merger to fail to satisfy the continuity of business enterprise or continuity of interest requirements set forth in Treasury Regulations Sections 1.368-1(d) and 1.368-1(e), respectively.

Section 5.23. Registration Statement; Joint Proxy Statement/Prospectus

The information supplied by DARA or required to be supplied by DARA (except to the extent revised or superseded by amendments or supplements) for inclusion or incorporation by reference in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is filed with the SEC, is amended or supplemented or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by DARA or required to be supplied by DARA (except to the extent revised or superseded by amendments or supplements) for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Point’s stockholders and DARA’s stockholders, at the time of the Point Stockholders Meeting and the DARA Stockholders Meeting, or at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Point for the Point Stockholders Meeting or by or on behalf of DARA for the DARA Stockholders’ Meeting which has become false or misleading. The Registration Statement and Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, DARA makes no representation, warranty or covenant with respect to any information supplied or required to be supplied solely by Point or Merger Sub which is contained in or omitted from any of the foregoing documents.

Section 5.24. Regulatory Compliance

(a) As to each Pharmaceutical Product that is or has been manufactured, packaged, labeled, sold, marketed, distributed, and/or tested by or on behalf of DARA or any DARA Subsidiary, such Pharmaceutical Product is being or has been manufactured, packaged, labeled, sold, marketed, distributed, and/or tested by DARA or any DARA Subsidiary in compliance with all applicable requirements under FDCA, PHSA, CSA, and similar laws, rules and regulations, except as set forth in Schedule 5.24 of the DARA Disclosure Schedule or where the failure to be in compliance would not have a Material Adverse Effect on DARA. Except as set forth in Schedule 5.25 of the DARA Disclosure Schedule, none of DARA or any DARA Subsidiary has received any notice, warning letter, or other communication from the FDA, DEA, or any other Governmental Entity (i) contesting the premarket clearance, licensure, registration, approval, use, distribution, manufacturing, testing, sale, labeling, or promotion of any Pharmaceutical Product described in this Section 5.25 or (ii) otherwise alleging any violation of any laws, rules or regulations by DARA or any DARA Subsidiary, and which would have a Material Adverse Effect on DARA or any Pharmaceutical Product.

(b) Except as set forth on Schedule 5.24 of the DARA Disclosure Schedule, since January 1, 2002, no Pharmaceutical Products of DARA or any DARA Subsidiary have been recalled,

withdrawn, replaced, suspended or discontinued nor have any DEA registrations been terminated by DARA or any DARA Subsidiary in the United States or outside the United States (whether voluntarily or otherwise), which would have a Material Adverse Effect on DARA.

(c) Neither DARA nor any DARA Subsidiary, nor any officer, employee or agent of DARA or any DARA Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither DARA nor any DARA Subsidiary nor any officer, employee or agent of DARA or any DARA Subsidiary has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar law or authorized by 21 U.S.C. sec. 335a(b) or any similar law.

(d) Except as set forth on Schedule 5.24 of the DARA Disclosure Schedule, since January 1, 2002, neither DARA nor any DARA Subsidiary has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action, including lawsuits, arbitrations, or legal or administrative or regulatory proceedings, charges, complaints, or investigations, nor are there any completed or pending efforts to withdraw its approval of, request the recall of, suspension or, seizure of, change the quotas for controlled substances, or change the controlled substances schedules of any Pharmaceutical Product of DARA or any DARA Subsidiary, or commenced, or threatened to initiate, any action to impose a clinical hold on any clinical investigation by DARA or any DARA Subsidiary, withdraw advertising or sales promotion materials, or any action to enjoin production at, or suspend or revoke the DEA registration or any facility of, or enter into a Consent Decree of Permanent Injunction with DARA or any DARA Subsidiary which would have a Material Adverse Effect on DARA.

(e) DARA and each of DARA Subsidiaries are not in violation of and are in compliance with, all applicable laws, rules and regulations regarding the conduct of pre-clinical and clinical investigations, including, but not limited to, the requirements provided in 21 C.F.R. Parts 50, 56, 58 and 312, except where the failure to be in compliance would not have a Material Adverse Effect on DARA. Each clinical trial with respect to Pharmaceutical Products of DARA and each of the DARA Subsidiaries has been conducted in accordance with its clinical trial protocol and DARA or one of the DARA Subsidiaries has filed all required notices (and made available to Point copies thereof) of adverse drug experiences, injuries or deaths relating to clinical trials of such Pharmaceutical Products, and DARA or one of the DARA Subsidiaries has filed all required notices of any such occurrence, except where the failure to be in compliance with the protocol or relevant reporting requirements would not have a Material Adverse Effect on DARA.

(f) No person has filed a claim for loss or potential loss under any indemnity covering participants in clinical trials of Pharmaceutical Products of DARA or one of the DARA Subsidiaries.

(g) DARA has provided or made available to Point all documents in its possession or the possession of the DARA Subsidiaries concerning communication to or from FDA or DEA, or prepared by the FDA or DEA which bear in any material respect on compliance with FDA or DEA regulatory requirements, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order or similar communications.

ARTICLE VI

COVENANTS

Section 6.1. Affirmative Covenants Of Point

(a) Point hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by DARA, Point shall, and shall cause each Point Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers, employees and consultants and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Point Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

(b) Point hereby covenants and agrees that, as part of the transaction contemplated hereby, its Board of Directors will approve and recommend to the Point stockholders (i) a reverse stock split to be effective immediately before the Effective Time in such amount agreed upon by Point and DARA shortly before the Effective Time (the “Reverse Stock Split”) to meet listing requirements in connection with a new listing application for the Point Common Stock on the Nasdaq Capital Market, and (ii) changing the name of Point to “DARA BioSciences, Inc.” (the “Name Change”), to be effective immediately after the Effective Time. The Reverse Stock Split and the Name Change shall be presented to the Point stockholders for approval at the Point Stockholders Meeting (as defined below).

Section 6.2. Affirmative Covenants Of DARA

(a) DARA hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Point, DARA shall, and shall cause each DARA Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all DARA Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; and (f) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

(b) DARA hereby covenants and agrees that prior to the Closing, DARA shall formulate a mutually acceptable initial development plan and budget (the “Initial Plan”) which, subject to amendment, will cover operations of the Surviving Corporation for the first year following the Merger. The Initial Plan shall consider, among other things, continued development of Point’s current preclinical and clinical drug candidates.

(c) At and after the Closing Date, DARA shall cause to be paid the payments set forth in Schedule 3.5 of the Point Disclosure Schedule to certain former officers of Point in the amounts and on the dates specified therein.

Section 6.3. Negative Covenants Of Point

Except as expressly contemplated by this Agreement or otherwise consented to in writing by DARA or as set forth in Schedule 6.3 of the Point Disclosure Schedule, from the date hereof until the Closing Date, Point shall not, and shall cause each Point Subsidiary not to, do any of the following:

(a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

(b) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable for any share of its capital stock or other securities, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other securities or any such securities or obligations (except in connection with the exercise of outstanding Options in accordance with their respective terms or pursuant to any redemption agreement which constitutes a Point Material Contract); (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization, or adopt a plan of complete or partial liquidation or dissolution; or (iii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other securities;

(c) (i) issue, pledge, deliver, award, grant or sell, or register under the Securities Act or the Exchange Act or otherwise file any registration statement under any statute covering, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) or registration of or filing of any registration statement covering any shares of any class of its capital stock or other securities, any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; or (ii) amend or otherwise modify the terms of any such rights, warrants or options;

(d) (i) acquire or agree to acquire or enter into any negotiations to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary of Point) thereof; (ii) make or commit to make any capital expenditures other than capital expenditures not exceeding Five Thousand Dollars ($5,000) individually or Ten Thousand Dollars ($10,000) in the aggregate and which are solely for expenses related to intellectual property incurred in the ordinary course of business consistent with past practices; or (iii) make or commit to make any loans, advances or capital contributions to, or investments in, any other Person.

(e) except pursuant to the Loan Agreement, sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets;

(f) except as required to comply with applicable law, (i) adopt, enter into, terminate or amend in any material respect (A) any Point Benefit Plan or (B) any other agreement, plan or policy involving Point or the Point Subsidiaries, and one or more of its current or former directors, officers or employees; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee; (iii) pay any benefit or amount under any Point Benefit Plan or any other benefit plan or arrangement of Point or the Point Subsidiaries as in effect on the date of this Agreement; (iv) increase in any manner the severance or termination pay of any current or former director, officer or employee; (v) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director; (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, “phantom” stock, stock appreciation rights, “phantom” stock rights stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Point Benefit Plans or agreements or awards made thereunder); (vii) amend or modify any Option; (viii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, other than in the ordinary course of its business as currently conducted or pursuant to consulting agreements with former executive officers in effect on the date hereof; (ix) take any action to accelerate the vesting of payment of any compensation or benefit under any Point Benefit Plan; or (x) materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(g) except as contemplated by this Agreement, propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

(h) (i) make any change in any of its methods of accounting, (ii) make or rescind any express or deemed election relating to Taxes, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2006, except, in the case of clause (i) or clause (ii), as may be required by law or GAAP;

(i) incur any Indebtedness, or prepay, before the scheduled maturity thereof, any debt;

(j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity’s Affiliates which involves the transfer of consideration or has a financial impact on such entity;

(k) enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument;

(l) terminate, or amend or waive any provision of, any Point Material Contract;

(m) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice of claims for money damages which do not exceed Five Thousand Dollars ($5,000) per claim or Ten Thousand Dollars ($10,000) in the aggregate for all such claims, or in accordance with their terms or liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Point included in the Point SEC Reports; (ii) cancel any Indebtedness; (iii) waive or assign any claims or rights of material value; or (iv) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which Point or any of the Point Subsidiaries is a party or (B) other than in the ordinary course of business, any confidentiality or similar agreements to which Point or any of the Point Subsidiaries is a party;

(n) transfer or license to any Person or otherwise extend, amend or modify any rights to Intellectual Property of Point, except in the ordinary course of its business as currently conducted;

(o) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

(p) intentionally take or fail to take any action that would reasonably be expected to materially delay the consummation of the Merger;

(q) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(r) agree in writing or otherwise to do any of the foregoing.

Section 6.4. Negative Covenants Of DARA

Except as expressly contemplated by this Agreement or otherwise consented to in writing by Point or as set forth in Schedule 6.4 of the DARA Disclosure Schedule, from the date hereof until the Closing Date, DARA shall not, and shall cause each DARA Subsidiary not to, do any of the following:

(a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

(b) issue, pledge, deliver, award, grant or sell, or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) any shares of any class of its capital stock or other securities, any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; provided, that the foregoing shall not apply to (i) grants of stock options by DARA in the ordinary course of business consistent with past practices; and (ii) issuances of stock upon the exercise of stock options;

(c) acquire or agree to acquire or enter into any negotiations to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner any business or any corporation, partnership, association or other business organization or division (other than a wholly-owned Subsidiary of DARA);

(d) incur any new Indebtedness after the date of this Agreement except for such Indebtedness which does not exceed One Million Dollars ($1,000,000) in the aggregate;

(e) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

(f) make any material change in any of its methods of accounting, except as may be required by law or GAAP;

(g) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

(i) intentionally take or fail to take any action that would reasonably be expected to materially delay the consummation of the Merger;

(j) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(k) agree in writing or otherwise to do any of the foregoing.

Section 6.5. Control Of Other Party’s Business

Nothing contained in this Agreement shall give DARA, directly or indirectly, the right to control or direct Point’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Point, directly or indirectly, the right to control or direct DARA’s operations prior to the Effective Time. Prior to the Effective Time, each of Point and DARA shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Access And Information

During the period from the date hereof to the Effective Time (the “Interim Period”), Point and DARA shall, and shall cause the Point Subsidiaries and the DARA Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of Point and the Point Subsidiaries or DARA and the DARA Subsidiaries, as the case may be, as such other party may reasonably request.

Section 7.2. Confidentiality

DARA and Point each acknowledge and agree that (a) all information received by it (the “Receiving Party”) from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality agreement dated July 16, 2007 between Point and DARA (the “Confidentiality Agreement”), (b) such Receiving Party shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to comply with the provisions of the Confidentiality Agreement with respect to such information, and (c) the provisions of the Confidentiality Agreement is hereby incorporated herein by reference with the same effect as if fully set forth herein.

Section 7.3. Joint Proxy Statement/Prospectus And Registration Statement

(a) As soon as practicable following the date of this Agreement, Point and DARA shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Point shall prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as Point’s prospectus. Each of Point and DARA shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of DARA and Point shall use its best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Point also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Point Common Stock in the Merger, and Point shall furnish all information concerning Point and the holders of Point Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement/ Prospectus (including, without limitation, any periodic report to be filed under Section 13 of the Exchange Act which will be incorporated therein by reference) will be made by either DARA or Point without the other party’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party the opportunity to review and comment thereon. Point shall advise DARA, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Point Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Point shall advise DARA, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Point or DARA, or any of their respective Affiliates, officers or directors, should be discovered by Point or DARA which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Point and DARA.

(b) Point shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the “Point Stockholders Meeting”) in accordance with Delaware Law and its certificate of incorporation and bylaws for the purpose of obtaining the Point Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders the Reverse Stock Split, the Name Change and the issuance of the Point Common Stock in the Merger pursuant to this Agreement. Unless the Board of Directors of Point has withdrawn its recommendation of this Agreement in compliance herewith, Point shall use reasonable efforts to solicit from stockholders of Point proxies in favor of the issuance of the Point Common Stock in the Merger pursuant to this Agreement, the Reverse Stock Split and the Name Change and to secure the vote or consent of stockholders required by Delaware Law and its certificate of incorporation and bylaws to approve the issuance of the Point Common Stock in the Merger pursuant to this Agreement, the Reverse Stock Split and the Name Change.

(c) DARA shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) duly call, give notice of, convene and hold a meeting of its stockholders (the “DARA Stockholders Meeting”) in accordance with Delaware Law and its certificate of incorporation and bylaws for the purpose of obtaining the DARA Stockholder Approval and shall, through its Board of Directors, recommend to its stockholders, and use reasonable efforts to solicit from its stockholders proxies in favor of, the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, and (ii) seek the necessary consent of the holders of DARA Series A Preferred Stock and DARA Series B Preferred Stock to the conversion of the DARA Series A Preferred Stock and the DARA Series B Preferred Stock to DARA Common Stock immediately prior to the Effective Time.

(d) Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Point Stockholder Meeting and for the DARA Stockholder Meeting shall be the same.

Section 7.4. Public Announcements

DARA and Point shall consult with each other and agree to any disclosure before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder. Neither DARA nor Point shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement. At or prior to the issuance of any such release or statement or any other press release, a copy of any such release shall be provided by facsimile or other electronic transmission to the other party.

Section 7.5. Further Action; Commercially Reasonable Efforts

(a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to (i) consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and if possible by March 31, 2008, and (ii) perform its covenants contained in this Agreement, in each case including, without limitation, using all its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Point, DARA or any Point Subsidiary or DARA Subsidiary as are necessary for the transactions contemplated herein or the covenants contained herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

(b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Point Common Stock into the

Merger Consideration pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise limit the right of DARA to own or operate all or any portion of the business or assets of Point.

(c) Each party hereto shall use its commercially reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material effect or which would result in a material breach of any covenant made by it in this Agreement.

Section 7.6. No Solicitation

(a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, Point shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of Point or any of its Subsidiaries (collectively, “Representatives”) directly or indirectly, to (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their Subsidiaries or Representatives to take any such action and, Point shall promptly notify DARA of any such inquiries and proposals received by Point or any of its Subsidiaries or Representatives, relating to any of such matters; provided, however, that the foregoing shall not prohibit the Board of Directors or Representatives of Point from (A) furnishing information to, or engaging in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Point, if, and only to the extent that, (w) the Board of Directors of Point concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would reasonably be expected to constitute a Superior Proposal (as hereinafter defined), (x) the Board of Directors of Point determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to result in a breach by the Board of Directors of Point of its fiduciary duties to Point’s stockholders under applicable law, (y) prior to furnishing such information to, or entering into discussions or negotiations with, such Person Point provides prompt written notice to DARA to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person (which notice shall identify the nature and material terms of the proposal), and (z) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of Point receives from such Person an executed confidentiality agreement with provisions no less favorable to Point than the Confidentiality Agreement. Point agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal. Point shall promptly provide DARA with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the material terms thereof. Point shall inform DARA promptly of any change in the price, structure, form of consideration or material terms and conditions regarding the Acquisition Proposal and shall promptly provide to DARA all written materials received by Point with respect thereto. Point agrees to keep DARA fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to an Acquisition Proposal. Point shall promptly provide to DARA any non-public information concerning Point provided to any other person in connection with any Acquisition Proposal which was not previously provided to DARA.

(b) For purposes of this Agreement, “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Point or its Subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or twenty-five percent (25%) or more of the equity securities of, Point or any of its Subsidiaries, in a single transaction or series of related transactions; (ii) the acquisition by any Person (other than any beneficial owner of more than five percent (5%) of Point Common Stock as long as such beneficial owner is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) of beneficial ownership of ten percent (10%) or more of the outstanding shares of Point Common Stock (including Point Common Stock currently beneficially owned by such Person); (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of Point or any Point Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(c) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by any Person that the Board of Directors of Point determines in its good faith judgment to be more favorable to Point’s stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Point, is reasonably capable of being obtained by such Person.

(d) Nothing contained in this Section 7.6 shall prohibit Point from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Point’s stockholders which, in the good faith judgment of the Board of Directors of Point based on the advice of outside counsel, is required under applicable law; provided that in any such cases Point does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless Point and its Board of Directors have complied with all the provisions of this Section 7.6.

Section 7.7. Nasdaq Listing

Except as disclosed in Schedule 7.7 to the Point Disclosure Schedule, Point shall use reasonable efforts (i) to maintain the listing of the Point Common Stock on the Nasdaq, and (ii) to cause the Point Common Stock to be issued pursuant to Section 2.1(a) of this Agreement and the Point Common Stock issuable upon exercise of options under the DARA Stock Plan to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.8. Blue Sky

Point shall use reasonable efforts to obtain prior to the Effective Time any necessary permits and approvals under all applicable Blue Sky Laws required to permit the distribution of the shares of Point Common Stock to be issued in accordance with the provisions of Section 2.1(a) of this Agreement.

Section 7.9. Event Notices

During the Interim Period, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.9 will cure any breach of any representation or warranty, covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.10. Tax Treatment

Each of DARA and Point shall use reasonable efforts to structure the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1. Conditions To Obligations Of DARA, Merger Sub And Point To Effect The Merger

The respective obligations of DARA, Merger Sub and Point to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a) Stockholder Approval. Each of the Point Stockholder Approval and the DARA Stockholder Approval shall have been obtained. The conversion of the DARA Series A Preferred Stock and the DARA Series B Preferred Stock to DARA Common Stock shall have been approved by the required votes.

(b) Effectiveness Of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Joint Proxy Statement/Prospectus by each of Point and DARA to their respective stockholders and no stop order suspending the effectiveness of such Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of DARA or Point, threatened by the SEC.

(c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

(d) Reverse Stock Split. The Reverse Stock Split shall have been effected immediately prior to the Closing or will be effective upon the filing of the Certificate of Merger.

Section 8.2. Additional Conditions To Obligations Of DARA

The obligations of DARA to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived by DARA, in whole or in part, to the extent permitted by applicable law:

(a) Representations And Warranties. The representations and warranties of Point and Merger Sub made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time); provided, however, that, notwithstanding the foregoing, the representations and warranties of Point set forth in Section 3.3(d) shall be true and correct in all respects when made and on and as of the Closing Date. DARA shall have received a certificate of the President of Point to that effect.

(b) Agreements And Covenants. The agreements and covenants of Point and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. DARA shall have received a certificate of the President of Point to that effect.

(c) No Material Adverse Effect. There shall have been no Material Adverse Effect on Point since the date of this Agreement.

(d) No Litigation. There shall not be pending or imminently threatened any suit, action,

proceeding or investigation by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Point or any Point Subsidiary any damages that may be material to Point; (iii) seeking to prohibit or limit in any material respect Point’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of DARA.

(e) Consents Under Point Agreements. Point shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on Point.

(f) Director and Officer Resignation. The directors and officers of Point shall have submitted their resignations to be effective at the Effective Time.

(g) Insurance. Point shall have purchased insurance coverage (i) extending for a period of five years on its directors and officers liability insurance coverage in effect as of the date of this Agreement, and (ii) extending for any applicable statute of limitations on its product liability insurance coverage in effect as of the date of this Agreement, in each case covering past or future claims with respect to periods prior to and including the Effective Time.

(h) Name Change. Point shall have executed and delivered to counsel for DARA a certificate of amendment to effect the Name Change.

Section 8.3. Additional Conditions To Obligations Of Point and Merger Sub

The obligations of Point and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived by Point, in whole or in part, to the extent permitted by applicable law:

(a) Representations And Warranties. The representations and warranties of DARA made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date and time). Point shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of DARA to such effect.

(b) Agreements And Covenants. The agreements and covenants of DARA required to be performed on or before the Effective Time shall have been performed in all material respects. Point shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of DARA to such effect.

(c) No Material Adverse Effect. There shall have been no Material Adverse Effect on DARA since the date of this Agreement.

(d) No Litigation. There shall not be pending or imminently threatened any suit, action, proceeding or investigation by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from DARA or any DARA Subsidiary any damages that may be material to DARA; (iii) seeking to prohibit or limit in any material respect Point’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of DARA.

(e) Consents Under DARA Agreements. DARA shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on DARA.

(f) Non-Foreign Status. On or before the Effective Time, DARA shall have provided Point with a certificate of DARA’s non-foreign status as set forth in Treasury Regulations Section 1.1445-2(b) in form and substance reasonably acceptable to Point.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1. Termination

The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Point or DARA:

(a) by mutual consent of DARA and Point;

(b) by DARA, upon a breach of any covenant or agreement on the part of Point or Merger Subset forth in this Agreement, or if any representation or warranty of Point shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a “Terminating Point Breach”); provided, that, if such Terminating Point Breach is curable by Point through the exercise of reasonable efforts and for so long as Point continues to exercise such reasonable efforts (not to exceed 30 days), DARA may not terminate this Agreement under this Section 9.1(b);

(c) by Point, upon breach of any covenant or agreement on the part of DARA set forth in this Agreement, or if any representation or warranty of DARA shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a “Terminating DARA Breach”); provided, that, if such Terminating DARA Breach is curable by DARA through the exercise of their reasonable efforts (not to exceed 30 days) and for so long as DARA continues to exercise such reasonable efforts, Point may not terminate this Agreement under this Section 9.1(c);

(d) by either DARA or Point, if there shall be any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used reasonable efforts to cause any such decree, permanent injunction, judgment or other order to be vacated or lifted;

(e) by either DARA or Point, if the Merger shall not have been consummated on or before March 31, 2008; provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date;

(f) by either DARA or Point, if the Point Stockholder Approval shall not have been obtained at the Point Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to Point if Point has not complied with its obligations under Section 7.3(b);

(g) by either Point or DARA, if the DARA Stockholder Approval shall not have been obtained at the DARA Stockholders Meeting (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(g) shall not be available to DARA if DARA has not complied with its obligations under Section 7.3(c);

(h) by DARA, if (i) the Board of Directors of Point withdraws or modifies its recommendation of this Agreement or the Merger or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing or the Board of Directors of Point shall have recommended to the stockholders of Point any Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Point Common Stock is commenced or a registration statement with respect thereto shall have been filed and the Board of Directors of Point, within ten (10) Business Days after such tender offer or exchange offer is so commenced or such registration statement is so filed, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders;

(i) by Point, if the Board of Directors of DARA withdraws or modifies its recommendation of this Agreement or the Merger or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing;

(j) by Point, if the Board of Directors of Point shall have determined to recommend an Acquisition Proposal to its stockholders after determining, pursuant to Section 7.6, that such Acquisition Proposal constitutes a Superior Proposal, and Point gives DARA at least three (3) Business Days prior notice of its intention to effect such termination pursuant to this Section 9.1(j);

(k) by DARA, if any Person (other than DARA, any Affiliate of DARA or any beneficial owner of more than five percent (5%) of Point Common Stock who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the then outstanding shares of capital stock of Point;

(l) by DARA, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on Point which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from DARA of its intention to terminate pursuant to this Section 9.1(l);

(m) by Point, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on DARA which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from Point of its intention to terminate pursuant to this Section 9.1(m).

Section 9.2. Effect Of Termination

Except as provided in Section 9.5 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of DARA or Point or any of their respective officers, directors, stockholders or Affiliates to the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the provisions of Sections 7.2 and 9.5 of this Agreement will remain in full force and effect and survive any termination of this Agreement.

Section 9.3. Amendment

This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Point or the stockholders of DARA no amendment may be made which by law or rule of Nasdaq requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.4. Extension; Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.5. Expenses

(a) Except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses, whether or not the Merger is consummated; provided, however, that DARA and Point shall share equally all costs and expenses (other than attorneys’ and accountants’ fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus.

(b) Up to an aggregate Four Hundred Thousand Dollars ($400,000) of expenses of Point related to the Merger may be borne by DARA as provided in Section 2.7 of the Loan Agreement.

(c) If DARA terminates this Agreement pursuant to Section 9.1(h) or Point terminates this Agreement pursuant to Section 9.1(j), then Point shall pay all direct costs and expenses incurred by DARA in the negotiation of this Agreement and the pursuit of the transactions contemplated hereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.1. Effectiveness Of Representations, Warranties And Agreements

None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time. This Section 10.1 shall not limit the survival of any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance, in whole or in part, after the Effective Time.

Section 10.2. Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient at the following addresses (or at such other address for a party as shall be specified by like changes of address). A party electing to provide notice by electronic transmission as provided herein shall also provide mailed copies of any such notice.

(a) If to DARA:

DARA BioSciences, Inc.

4505 Falls of the Neuse Road

Raleigh, North Carolina 27609

Telecopier No.: (919) 861-0239

Attention: Richard A. Franco, Chief Executive Officer

With a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail

Suite 300

Raleigh, North Carolina 27607

Telecopier No.: (919) 781-4865

Attention: Donald R. Reynolds, Esq.

(b) If to Point or Merger Sub:

Point Therapeutics, Inc.

70 Walnut Street

Wellesley Hills, Massachusetts 02481

Telecopier No.: 781-239-8005

Attention: Secretary

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110-2624

Telecopier No.: (617) 951-7050

Attention: Steven A. Wilcox, Esq.

Section 10.3. Certain Definitions

For purposes of this Agreement, the term:

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person and for purposes of this Agreement shall be deemed to include, without limitation, with respect to DARA and Point (i) each executive officer of either DARA or Point, respectively, including the former executive officers of Point set forth in Exhibit A; (ii) each director of either DARA or Point, respectively; and (iii) each beneficial owner of more than five percent (5%) of DARA Common Stock or Point Common Stock, respectively, other than any such beneficial owner who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations.

“beneficial owner” (including the terms “beneficial ownership” and “beneficially own”) means with respect to any shares of capital stock, a Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (i) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Person with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

“Encumbrance” shall mean any lien, pledge, charge, security interest or other encumbrance of any nature;

“fully diluted” shall mean, as of the date in question, (i) all shares of capital stock that are issued and outstanding, (ii) all shares of capital stock issuable upon the exercise of issued and outstanding options or warrants, and (iii) all shares of capital stock issuable upon conversion of existing rights to convert outstanding debt or other outstanding rights.

“Indebtedness” of a Person shall mean (i) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (A) is due twelve (12) months or more from the date of incurrence of the obligation in respect thereof or (B) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person); (iii) obligations of such Person under capital leases, (iv) obligations of such Person arising under acceptance facilities, (v) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (vi) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations of such Person upon which interest charges are customarily paid, (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (x) all executory obligations of such Person in respect of financial hedge contracts (including, without limitation, equity hedge contracts), (xi) all indebtedness of the types referred to in clauses (i) through (x) above for which such Person is obligated under a contingent obligation, and (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee;

“Intellectual Property” means all (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data, and documentation, (v) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (vi) Internet domain names and applications for domain names, (vii) other proprietary rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium);

“Material Adverse Effect” shall mean, with respect to a specified Person any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the business, operations, earnings or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole, except for such changes, events or effects as have been previously disclosed on the Point Disclosure Schedule or the DARA Disclosure Schedule;

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group, including, without limitation, any entity or group as defined in Section 13(d) of the Exchange Act;

“reasonable efforts” shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its reasonable efforts;

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (i) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise);

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments or claims of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts; and

“Taxing Authority” means any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Section 10.4. Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.5. Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or other judgment, decree, injunction or order, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.6. Entire Agreement

This Agreement (together with the Exhibits, the Disclosure Schedules and the other documents delivered pursuant hereto), the Loan Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.7. Enforcement

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.8. Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 10.9. Third Party Beneficiaries

Subject to Section 10.8, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 10.11. Counterparts

This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12. Jurisdiction

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or of the Merger shall be brought against any of the parties only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the courts of the United States of America located in New Castle County, Delaware, and each of the parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding, waives any objection to venue laid therein and agrees not to plead or claim in any such courts that such proceeding brought therein has been brought in any inconvenient forum.

Section 10.13. WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL

RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 10.14. Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

DARA BIOSCIENCES, INC.

By:	/s/ Richard A. Franco
Richard A. Franco
Chief Executive Officer

POINT THERAPEUTICS, INC.

By:	/s/ Donald R. Kiepert, Jr.
Donald R. Kiepert, Jr.
President

DP ACQUISITION CORP.

By:	/s/ Michael P. Duffy
Michael P. Duffy
Secretary

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